Exhibit 10.4

Summary of Compensation Arrangements with Directors

As of February 1, 2018

With the exception of the Chair of the Board and the Vice Chair of the Board, each of the Company’s directors shall receive a base cash retainer of $24,000 per fiscal year as compensation for services rendered during the fiscal year. The retainer shall be paid quarterly in $6,000 installments. The Chairperson of each of the Audit Committee and the Compensation Committee shall receive an additional cash retainer of $4,000 per fiscal year, resulting in a total quarterly payment of $7,000

The Chair of the Board and Vice Chair of the Board shall receive a base cash retainer in an amount determined by the Board following a recommendation by the Compensation Committee. The retainer shall be paid in equal quarterly installments.

Directors may, in accordance with certain timing parameters determined by the Board, elect to receive fully-vested restricted common stock in lieu of the aforementioned cash retainers. Any such restricted stock awards shall be granted on the first day of the month in which cash retainer fees would otherwise be paid, and the number of shares subject to such awards shall be calculated by dividing the cash retainer fee otherwise due to the director by the closing price of Company common stock on the trading day preceding the date of grant, with the number of shares rounded to the nearest 10 shares. Any such stock shall be issued under the Company’s 2011 Equity Incentive Plan or, if determined by the Board, an applicable successor plan approved by the Company’s stockholders.

In addition, each director (including the Chair and Vice Chair) will be granted (a) 1,000 shares of fully-vested restricted shares of Company common stock on the last day of each of the Company’s fiscal quarters, commencing February 28, 2018, and (b) 1,000 shares of fully-vested restricted shares of Company common stock on the date of each such Annual Meeting, following his or her election to the Board. Such restricted stock awards shall be issued pursuant to, and in accordance with the terms of, the Company’s 2011 Equity Incentive Plan or, if determined by the Board, an applicable successor plan approved by the Company’s stockholders.

In addition to the base cash retainers and the restricted stock awards above, both the Chair of the Board and Vice Chair of the Board are eligible to receive discretionary cash incentive payments based on their leadership and consulting contributions and actual Company performance (operationally and fiscally) during the applicable fiscal year. The cash incentives, if any, shall be payable in accordance with the amounts and terms recommended by the Compensation Committee and established by the Board.

The Company shall also reimburse all directors for out-of-pocket expenses related to their attendance at board meetings and performance of other services as Board members.

If any individual ceases to serve as director for any reason during the fiscal year, or if a new director is elected after the fiscal year has commenced, his or her applicable cash retainer shall be pro-rated accordingly.